Exhibit 10.2


                             JPS Textile Group, Inc.
                     555 North Pleasantburg Drive, Suite 202
                        Greenville, South Carolina 29607

                                February 28, 1999

Mr. Michael L. Fulbright
1940 Dinsmore Road
Alpharetta, Georgia  30201

Dear Mr. Fulbright:

    We are writing with respect to your employment by JPS Textile Group, Inc. (the "Company") as follows:

    1. Employment. The Company agrees to employ you, and you agree to be employed by the Company, commencing on March 1, 1999 (the "Effective Date") and ending on October 31, 2001 (unless sooner terminated as hereinafter provided) (the "Employment Period"), on the terms and subject to the conditions set forth in this Agreement (the "Agreement").

    2. Duties. (a) For the duration of the Employment Period, you shall continue to be nominated as a director of the Company and, subject to your election thereto by the stockholders of the Company, you shall serve as Chairman of the Board of Directors of the Company (the "Board"). In addition, you shall be employed as President and Chief Executive Officer of the Company. In such capacities, you shall serve as the senior executive officer of the Company and shall have the duties and responsibilities prescribed for such positions by the By-laws of the Company, and shall have such other duties and responsibilities as may from time to time be prescribed by the Board and are customarily performed by someone in your position, including, without limitation, general management and supervision of the other officers and personnel of the Company. In the performance of your duties, you shall be subject to the supervision and direction of the Board.

    (b) Subject to the terms of your employment hereunder, you shall devote your full business time to the performance of your duties and responsibilities as Chairman, President and Chief Executive Officer of the Company (with reasonable allowance to be made for civic, charitable and industry obligations and endeavors; provided, however, that any such civic, charitable and industry obligations and endeavors shall not, individually or in the aggregate, interfere with the proper performance of your duties as Chairman, President and Chief Executive Officer of the Company or otherwise violate the Agreement (including, without limitation, paragraph 9 hereof)). You hereby represent and warrant to the Company that you have no obligations under any existing employment or service agreement that conflicts with




NYFS09...:\75\55175\0004\1924\EXH2189Z.29D

Mr. Michael L. Fulbright
Page 2


any of your obligations to the Company under this Agreement. In addition, you shall be entitled to serve on up to two boards of directors (other than the boards of the Company and the Company's subsidiaries); provided, however, that membership on such other boards shall not interfere with the proper performance of your duties as Chairman, President and Chief Executive Officer of the Company or otherwise violate the Agreement (including, without limitation, paragraph 9 hereof). You shall not, without the prior written approval of the Board, serve on more than two such other boards.


    3. Compensation.

    (a) (i) Base Salary. During the Employment Period, the Company shall pay you, and you shall accept from the Company for your services, a salary at an initial rate of $550,000 per annum, subject to increase in the Board's sole discretion (the "Base Salary"), payable in accordance with the Company's policy with respect to the compensation of executives. Your Base Salary will not be decreased during the Employment Period.

       (ii) Bonus. In addition to your Base Salary, unless you voluntarily terminate your employment for other than Good Reason (as hereinafter defined), or are terminated by the Company for Cause in accordance with the requirements of paragraph 7(c) hereof (as hereinafter defined), you will be eligible to participate in the Company's 1999 Management Incentive Bonus Plan (the "1999 Bonus Plan") and receive a bonus (the "Incentive Bonus") based upon the attainment of the performance goals specified therein in an amount calculated by the Board (or its designee) which shall be not less than 50% of your Base Salary ($275,000) and shall not exceed 200% of your Base Salary ($1,100,000) (it being agreed that for the period commencing on the Effective Date and ending on October 31, 1999, the minimum amount of Incentive Bonus which you shall receive shall be $275,000). The Board shall establish a performance-based annual bonus program for senior executives of the Company including you for fiscal years after 1999 (a "Future Bonus Plan") and award you an annual bonus opportunity thereunder which is not less favorable than the opportunity provided pursuant to the 1999 Bonus Plan (i.e., at least 50% of your Base Salary and not more than 200% of your Base Salary) without restricting the discretion of the Board to set reasonable targets and criteria for such incentive compensation. Any bonus plan payment that is to be made for the 2001 fiscal year, shall be made to you on or before January 31, 2002.

       (iii) Stock Options. Simultaneous with the execution of this Agreement, the Compensation Committee of the Board, subject to shareholder approval of an increase in the number of shares available under the 1997 Incentive Plan (as defined below), has granted you stock options (the "Options") under the Company's 1997 Incentive and Capital Accumulation Plan, as amended (the "1997 Incentive Plan") in accordance with the terms of such Options as set forth in a grant letter entered into pursuant to the 1997 Incentive Plan. The Company will

Mr. Michael L. Fulbright
Page 3


use its best efforts to obtain shareholder approval of the necessary increase in the number of shares available under the 1997 Incentive Plan.

       (iv) Relocation Grant. In addition to your Base Salary and in lieu of the Company's participation in the sale of your current residence in Alpharetta, Georgia, the purchase of a new residence in the Greenville, South Carolina area and all other expenses incurred in connection with the relocation of your residence from Alpharetta, Georgia to the Greenville, South Carolina area (other than those described in paragraph 3(b) below), you will receive on the Effective Date a cash payment by the Company in the amount of $325,000.

    (b) Reimbursement of Expenses. During the Employment Period, you will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in performing your services hereunder in accordance with the policies and procedures of the Company as in effect from time to time for senior executives; provided, however that you properly account therefor in accordance with Company policy. In addition, during the Employment Period, and, in the case of clause
(i) below, until such time as you have permanently relocated your principal residence to the Greenville, South Carolina area, you will be entitled to receive prompt reimbursement for (i) commutation expenses between Atlanta, Georgia and Greenville, South Carolina and lodging and meals in Greenville for up to six (6) months and (ii) air travel on behalf of the Company, which may be first class for flights with a scheduled duration of three (3) hours or longer.

    4. Vacations. During your employment, you shall be entitled to reasonable vacations (of not less than four (4) weeks per year) from time to time, consistent with the needs of the Company's business and in accordance with the regular procedures of the Company governing senior executives. You shall also be entitled to all paid holidays given by the Company to its senior executives.

    5. Participation in Health and Benefit Plans; Life Insurance.

    (a) Health and Benefit Plans. You (and, with respect to the Company's medical and dental plans, your spouse) shall be entitled to participate in and to receive benefits under all the Company's medical, dental and other employee benefit plans and arrangements in effect on the date hereof, and you shall also be entitled to participate in or receive benefits under any pension or retirement plan, savings plan, or health-and-accident plan made available by the Company in the future to its senior executives and other key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and provided that you meet the eligibility requirements thereof. The Company hereby waives any waiting period required for the participation of you and your spouse in the Company's medical and dental plans.

Mr. Michael L. Fulbright
Page 4


    (b) Life Insurance. During your employment, the Company shall pay the premiums on a life insurance policy underwritten by the Company's present insurer (or another insurer acceptable to you and the Company) in the face amount of $2,000,000; provided, however that you shall assist the Company in procuring such insurance by submitting to reasonable medical examinations and by filling out, executing and delivering such applications and other instruments in writing as may reasonably be required by any insurer to which the Company may apply.

    6. Other Offices. You hereby acknowledge and agree that a portion of your business time will be devoted to the affairs of the subsidiaries and affiliates of the Company and that, if requested by the Board, during the Employment Period you will serve as an officer and/or a director of any such subsidiary or affiliate, all without additional compensation from the Company.

    7. Termination.

    (a) Death. Your employment hereunder shall terminate upon your death.

    (b) Disability. In the event of your permanent disability (as hereinafter defined) during the Employment Period, the Company shall have the right, upon written notice to you, to terminate your employment hereunder, effective upon the giving of such notice. For the purposes hereof, "permanent disability" shall be defined as any physical or mental disability or incapacity which renders you, even with reasonable accommodation, incapable of fully performing the services required of you in accordance with your obligations hereunder for a period of 150 consecutive days or for shorter periods aggregating 150 days during any period of twelve (12) consecutive months.

    (c) Cause. The Company may terminate your employment hereunder for "Cause." For purposes hereof, termination for "Cause" shall mean termination after one or more of the following occurrences (with the Board to first make a determination as to whether any such matter has occurred):

       (i)  your willful breach of any of the provisions of paragraph 9 hereof;

       (ii) your commission of an intentional act of fraud, embezzlement or theft or a material dishonest act against the Company or its affiliates;

       (iii) your conviction of (or pleading by you of nolo contendere to) any crime which constitutes a felony or misdemeanor involving moral turpitude or which might, in the reasonable opinion of the Company, cause embarrassment to the Company; or

Mr. Michael L. Fulbright
Page 5


       (iv) your gross neglect of (or willful failure by you to perform) your duties and responsibilities in all material respects as set forth in paragraph 2 hereof, if such breach of duty is not cured within 30 days after written notice thereof to you by the Board.

For purposes of clause (iv), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action, or failure to act, was in the best interest of the Company.

    (d) Termination by You. You may terminate your employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (A) any material diminution of your duties or status from that provided for in, or any material limitation of your powers in any respect not contemplated by, paragraph 2 hereof; provided, however that you first deliver written notice thereof to the Board and the Company shall have failed to cure such diminution or limitation within thirty (30) days after receipt of such written notice or (B) any material failure by the Company to comply with paragraphs 3 through 5 hereof; provided, however that you first deliver written notice thereof to the Board and the Company shall have failed to cure such failure within ten (10) days after receipt of such written notice or (C) your election to terminate your employment following a Change in Control (as hereinafter defined); provided, however that you first deliver written notice thereof to the Board or (D) your failure to be elected to the Board during the Employment Period.

For purposes of this Agreement, a "Change in Control" means the occurrence of any one of the following events following the Effective Date: (a) any person or other entity (other than any of the Company's wholly owned subsidiaries), including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becoming the beneficial owner, as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company ordinarily entitled to vote for the election of directors of the Company, (b) the sale of all or substantially all of the property or assets of the Company (other than a sale to any one or more of the Company's wholly owned subsidiaries), (c) the consolidation or merger of the Company with another corporation (other than with any of the Company's wholly owned subsidiaries or in which the Company is the surviving corporation), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 50% of the voting stock of the surviving entity immediately following the occurrence of such consolidation or merger, or (d) a change in the Board occurring with the result that the members of the Board on the Effective Date (the "Incumbent Directors") no longer constitute a majority of such Board; provided, however that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors (other than you if you are a Director) shall be considered an Incumbent Director for purposes hereof; provided, further, however that the

Mr. Michael L. Fulbright
Page 6


sale, spinoff or similar separation from the Company by whatever means of the Company's apparel businesses shall not constitute a Change in Control hereunder.

    (e) Notice. Any termination by the Company pursuant to paragraphs 7(b) or 7(c) above or by you pursuant to paragraph 7(d) above shall be communicated by written Notice of Termination to the other party hereto. For the purposes hereof, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

    (f) Date of Termination. "Date of Termination" shall mean (i) if your employment is terminated by your death, the date of your death, and (ii) if your employment is terminated for any other reason, the date on which a Notice of Termination is given.

    8. Compensation Upon Termination of Employment or During Disability.

    Subject to paragraph 8(e) below:

    (a) Death. If your employment shall be terminated by reason of your death, the Company shall pay, to such person as you shall designate in a notice filed with the Company, or, if no such person shall be designated, to your estate the sum of (i) an amount equal to any accrued but unpaid Base Salary at the time of your death and (ii) an amount equal to any accrued but unpaid bonus under the 1999 Bonus Plan or any bonus payable pursuant to any Future Bonus Plans, to the extent earned but not paid with respect to any year prior to the year in which your death occurs. In addition, provided that the performance goals established under the applicable program are met, the Company shall, at such time, pay to such payee a pro rata portion (based on the number of days worked) of the bonus payable under the 1999 Bonus Plan or any Future Bonus Plan in effect for the year in which your death occurs. Furthermore, you shall retain all stock options that are vested in accordance with the terms of the 1997 Incentive Plan and related grant letter(s) controlling such stock options (including, without limitation, the Options described in paragraph 3(a)(iii) above), with such options remaining exercisable for one year from the date of your death and you shall receive such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company. This amount and these benefits shall be exclusive of and in addition to the life insurance provided for in paragraph 5(b) hereof and any payments your widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan maintained by the Company. Your designated beneficiary or the executor of your estate, as the case may be, shall accept the payment provided for in this paragraph 8 in full discharge and release of the Company of and from any further obligations under this Agreement.

Mr. Michael L. Fulbright
Page 7


    (b) Disability. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full Base Salary until your employment is terminated pursuant to paragraph 7(b) hereof. If your employment is terminated by the Company pursuant to paragraph 7(b), the Company shall pay any accrued but unpaid bonus under the 1999 Bonus Plan or any bonus payable pursuant to any Future Bonus Plans, to the extent earned but not paid with respect to any year prior to the year in which your disability occurs. In addition, provided that the performance goals established under the applicable program are met, the Company shall, at such time, pay to you a pro rata portion (based on the number of days worked) of the bonus payable under the 1999 Bonus Plan or any Future Bonus Plan in effect for the year in which your disability occurs. Furthermore, you shall retain all stock options that are vested in accordance with the terms of the 1997 Incentive Plan and related grant letter(s) controlling such stock options (including, without limitation, the Options described in paragraph 3(a)(iii) above), with such options remaining exercisable for one year from the date of your disability and you shall receive such additional benefits as may be provided by the then existing plans, programs and/or arrangements of the Company. During any such period and thereafter you shall continue to be subject to the obligations provided for in paragraph 9 below in accordance with the terms of such paragraph 9.

    (c) Cause or Other Than Good Reason. If your employment shall be terminated for Cause or you shall terminate your employment other than for Good Reason, the Company shall be discharged and released of and from any further obligations under this Agreement except for any accrued and unpaid Base Salary through the Date of Termination. Thereafter you shall continue to have the obligations provided for in paragraph 9 below. Nothing contained herein shall be deemed to be a waiver by the Company of any rights that it may have against you in respect of your actions which gave rise to the termination of your employment for Cause or for any reason other than for Good Reason.

    (d) Other Than for Cause or For Good Reason. If the Company shall terminate your employment other than pursuant to paragraphs 7(b) or 7(c) hereof or if you shall terminate your employment for Good Reason pursuant to paragraph 7(d) hereof, then:

       (i) The Company shall continue to pay you your Base Salary without interest through the later of (A) October 31, 2001 and (B) one year from the Date of Termination, in accordance with normal payroll practices; provided, however, that in the event of your death prior to the expiration of payment hereunder, your estate or your beneficiary shall have the right to elect to receive the remaining amount hereunder in a lump sum payment; and provided, further, that if you shall terminate your employment by reason of a Change in Control pursuant to clause (C) of paragraph 7(d) hereof or if you terminate your employment for Good Reason based on the Company's breach (and failure to cure such breach within the ten (10) day cure period) of paragraphs 3 through 5 hereof, you shall have the option to

Mr. Michael L. Fulbright
Page 8


require the Company to pay you the full amount required by this paragraph 8(d)(i) in one lump sum on the business day immediately following the Date of Termination;

       (ii) The Company shall continue to pay you, at the same time payable to other participants in the 1999 Bonus Plan or any Future Bonus Plan, an amount equal to the sum of (A) any bonus earned as of the Date of Termination under the 1999 Bonus Plan or any Future Bonus Plan for a fiscal year ending prior to the Date of Termination but not paid as of such date, (B) a pro rata portion (based on the number of days worked) of the target bonus payable under the 1999 Bonus Plan (which target shall be 50% of your Base Salary ($275,000)) or any Future Bonus Plan in effect for the fiscal year in which your Date of Termination occurs (determined without regard to whether the performance goals established under the applicable program are met) and (C) an amount equal to your target bonus (which target shall be 50% of your Base Salary ($275,000)) under the 1999 Bonus Plan or any Future Bonus Plan in effect for the fiscal year in which your Date of Termination occurs (determined without regard to whether the performance goals established under the applicable program are met), multiplied by the greater of (x) the number (not in excess of 2.67) of years and fractions of years remaining in the Employment Period or (y) one; provided, however, that if you shall terminate your employment by reason of a Change in Control pursuant to clause (C) of paragraph 7(d) hereof or if you terminate your employment for Good Reason based on the Company's breach (and failure to cure such breach within the ten (10) day cure period) of paragraphs 3 through 5 hereof, you shall have the option to require the Company to pay you the full amount required by this paragraph 8(d)(ii) in one lump sum on the business day immediately following the Date of Termination;

       (iii) You shall immediately become fully vested in any stock options previously granted to you hereunder or otherwise, with such options remaining exercisable for one year from the date of your termination of employment; and

       (iv) The Company shall maintain in full force and effect, for your continued benefit through (A) the later of October 31, 2001 and (B) one year from the Date of Termination, all employee benefit plans and programs providing medical, dental and/or life insurance benefits in which you (and, in the case of medical and dental insurance, your spouse) were entitled to participate immediately prior to the Date of Termination; provided, however that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall provide you (and your spouse) with comparable benefits under a mirror benefit plan. Notwithstanding the above, if you are employed by a new employer and you (and your spouse) are eligible to and have elected to receive comparable coverage from such employer (including the waiver of any pre-existing condition limitation) at a comparable cost to you, you shall no longer be eligible to receive coverage under this paragraph.

Mr. Michael L. Fulbright
Page 9


    (e) Parachute Payment. Notwithstanding anything herein to the contrary, if any of the payments or benefits received or to be received by you in connection with a Change in Control or your termination of employment (whether such payments or benefits are provided pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (such payments or benefits being hereinafter referred to as the "Total Payments") would be subject to the excise tax (the "Excise Tax") imposed under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the payments under this paragraph 8 hereof shall be reduced (by the minimal amount necessary) so that no portion of the Total Payments is subject to the Excise Tax.

    For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (the "Tax Counsel") selected by the Company and reasonably acceptable by you, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such payment, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

    9. Restrictive Covenants and Confidentiality; Injunctive Relief.

    (a) You agree, as a condition to the performance by the Company of its obligations hereunder, particularly its obligations under paragraphs 3 through 5 hereof, that from the Effective Date through October 31, 2001 and during the additional period, if any, extending until the due date of the final payment owed to you by the Company following any termination of your employment by the Company other than pursuant to paragraphs 7(b) or 7(c) hereof or by you for Good Reason pursuant to paragraph 7(d) hereof (but without regard to any election by you to take any such payment in a lump sum), and, with respect to clauses (i) and (ii) below but not clause (iii) below, during the further period of six (6) months following October 31, 2001 or the end of any such additional period, you shall not, without the prior written approval of the Board, directly or indirectly through any other person, firm or corporation:

       (i) Solicit, raid, entice or induce any person, firm or corporation that presently is or at any time during the term of your employment hereunder shall be a customer of the

Mr. Michael L. Fulbright
Page 10


Company, or any wholly owned subsidiaries, to become a customer of any other person, firm or corporation, and you shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person;

       (ii) Solicit, raid, entice or induce any person that presently is or at any time during the term of your employment hereunder shall be an employee of the Company, or any wholly owned subsidiaries, to become employed by any person, firm or corporation, and you shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

       (iii) Engage, participate, make any financial investment in, or become employed by any person, firm, corporation or other business enterprise in the United States which is engaged, directly or indirectly, during the Employment Period or at the time of the termination of your employment, as the case may be, which (x) engages in the sale of products substantially the same as the products of the Company and/or any of its subsidiary companies or (y) has substantially the same customer base for the same products as the Company and/or any of its subsidiary companies. The foregoing covenant shall not be construed to preclude you from making any investments in the securities of any company, whether or not engaged in competition with the Company and/or any of its subsidiary companies, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and, after giving effect to such investment, you do not beneficially own securities representing more than 5% of the combined voting power of the voting securities of such company; provided, however that nothing contained in this clause (iii) shall preclude you from continuing to own any securities that you own as of the date hereof.

    (b) Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of the Company's and its subsidiary companies' business methods, systems, plans and policies which you shall hereafter establish, receive or obtain as an employee of the Company or its subsidiary companies, are valuable and unique assets of the respective businesses of the Company and its subsidiary companies, you agree that, during and after the term of your employment hereunder, you shall not (otherwise than pursuant to your duties hereunder) disclose or use, without the prior written approval of the Board, any such knowledge or information pertaining to the Company or any of its subsidiary companies, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this paragraph 9 shall not apply to information which is or shall become generally known to the public or the trade (except by reason of your breach of your obligations hereunder), information which is or shall become available in trade or other publications, information known to you prior to entering the employ of the Company (other than by reason of your membership on the Board), and information which you are required to disclose by law or an order of a court of competent

Mr. Michael L. Fulbright
Page 11


jurisdiction (provided that prior to your disclosure of any such information you shall provide the Company with reasonable notice and a reasonable opportunity to seek a protective order to prevent such disclosure).

    (c) The provisions of paragraphs 9(a) and 9(b) above shall survive the termination of your employment hereunder, to the extent provided therein.

    (d) You acknowledge that the services to be rendered by you are of a special, unique and extraordinary character and, in connection with such services, you will have access to confidential information vital to the Company's and its subsidiary companies' businesses. By reason of this, you consent and agree that if you violate any of the provisions of this Agreement with respect to diversion of the Company's or its subsidiary companies' customers or employees, non-competition or confidentiality, the Company and its subsidiary companies would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction restraining you from committing or continuing any such violation of this Agreement.

    10. Deductions and Withholdings. The Company shall be entitled to withhold any amounts payable under this Agreement on account of payroll taxes and similar matters as are required by applicable law, rule or regulation of appropriate governmental authorities.

    11. Successors; Binding Agreement.

    (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall include any successor to the Company's business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

    (b) This Agreement and all your rights hereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be

Mr. Michael L. Fulbright
Page 12


payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate. Your obligations hereunder may not be delegated, and except as otherwise provided herein relating to the designation of a devisee, legatee or other designee, you may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of your rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect.

    12. Notice. For purposes of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to you:

       Michael L. Fulbright
       1940 Dinsmore Road
       Alpharetta, Georgia  30201

    with a copy to:

       Troutman Sanders LLP
       5200 NationsBank Plaza
       600 Peachtree Street, N.E.
       Atlanta, Georgia  30308-2216
       Attention:  Alexander P. Woollcott, Esq.

    If to the Company:

       JPS Textile Group, Inc.
       555 North Pleasantburg Drive, Suite 202
       Greenville, South Carolina 29607
       Attention: Board of Directors

    with a copy to:

       Weil, Gotshal & Manges LLP
       767 Fifth Avenue
       New York, New York  10153-0119
       Attention:  Simeon Gold, Esq.

Mr. Michael L. Fulbright
Page 13



or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

    13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the complete understanding between the parties with respect to your employment and supersedes any other prior oral or written agreements, arrangements or understandings between you and the Company. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of South Carolina.

    14. Arbitration. All differences, claims or matters in dispute arising out of this Agreement, the breach hereof or otherwise arising between the Company or any of its affiliates and you shall, at the election of either party, by notice to the other, be submitted to arbitration by the American Arbitration Association or its successor, in Greenville, South Carolina. Such arbitration shall be governed by the then existing rules of the American Arbitration Association and the laws of the State of South Carolina as then in effect. The expenses, including your reasonable attorneys' fees, in connection with such arbitration shall be borne by the Company.

    15. Validity; Effectiveness. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Mr. Michael L. Fulbright
Page 14


    16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    If the foregoing is satisfactory, please so indicate by signing and returning to the Company the enclosed copy of this letter whereupon this will constitute our agreement on the subject.


                                        JPS TEXTILE GROUP, INC.

                                        By: /s/ Robert J. Capozzi
                                            ---------------------------------
                                            Robert J. Capozzi
                                            As Authorized Agent




ACCEPTED AND AGREED TO:


/s/ Michael L. Fulbright
---------------------------------
Michael L. Fulbright